Exhibit 10.52

FREEPORT-McMoRan COPPER & GOLD INC.

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE 20__ STOCK INCENTIVE PLAN

1.     (a)    Pursuant to the Freeport-McMoRan Copper & Gold Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”), on ____________, 20__ (the “Grant Date”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”) granted _________ restricted stock units (“Restricted Stock Units” or “RSUs”) to _______________ (the “Participant”) on the terms and conditions set forth in this Agreement and in the Plan.
(b)    Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.
(c)    Subject to the terms, conditions, and restrictions set forth in the Plan and herein, each RSU granted hereunder represents the right to receive from the Company, on the respective scheduled vesting date for such RSU set forth in Section 2(a) of this Agreement or on such earlier date as provided herein (the “Vesting Date”), one share (a “Share”) of common stock of the Company (“Common Stock”), free of any restrictions, all amounts notionally credited to the Participant’s Dividend Equivalent Account (as defined in Section 4 of this Agreement) with respect to such RSU, and all securities and property comprising all Property Distributions (as defined in Section 4 of this Agreement) deposited in such Dividend Equivalent Account with respect to such RSU.
(d)    As soon as practicable after the Vesting Date (but no later than 30 days from such date) for any RSUs granted hereunder, the Participant shall receive from the Company the number of Shares to which the vested RSUs relate, free of any restrictions, a cash payment for all amounts notionally credited to the Participant’s Dividend Equivalent Account with respect to such vested RSUs, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account with respect to such vested RSUs.
2.    (a)    The RSUs granted hereunder shall vest in installments as follows:

Scheduled Vesting Date	Number of RSUs

(b)Until the respective Vesting Date for an RSU granted hereunder, such RSU, all amounts notionally credited in any Dividend Equivalent Account related to such RSU, and all securities or property comprising all Property Distributions deposited in such Dividend Equivalent Account related to such RSU shall be subject to forfeiture as provided in Section 5 of this Agreement.

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Subject to Recovery Policy

3.    Except as provided in Section 4 of this Agreement, an RSU shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the RSU shall vest and the Participant shall be issued the Share to which such RSU relates nor in any securities or property comprising any Property Distribution deposited in a Dividend Equivalent Account related to such RSU until such RSU vests.
4.    From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Participant shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) the amount equal to the Fair Market Value of any Shares, Subsidiary securities, other securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all RSUs granted hereunder with the same Vesting Date. All credits to a Dividend Equivalent Account for the Participant shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the provisions of this Agreement. The “Account Rate” shall be the prime commercial lending rate announced from time to time by JPMorgan Chase Bank, N.A. or by another major national bank headquartered in New York, New York designated by the Committee. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof, or may otherwise adjust the terms of the Award as permitted under Section 5(b) of the Plan.
5.    (a)    Except as set forth in Sections 5(b), 5(c) or 5(d) of this Agreement, all unvested RSUs provided for in this Agreement, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall immediately be forfeited on the date the Participant ceases to be an Eligible Individual (the “Termination Date”).
(b)    Notwithstanding the foregoing, if the Participant ceases to be an Eligible Individual (the “Termination”) by reason of the Participant’s death, the RSUs granted hereunder that are unvested as of the Termination Date, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall vest as of the Participant’s Termination Date.
(c)    Notwithstanding the foregoing, if the Participant’s Termination is due to Disability, the RSUs granted hereunder that are scheduled to vest on the first Vesting Date following the Termination Date, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall vest as of the Participant’s Termination Date.

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(d)    If there has been a Change in Control of the Company, and within one year following the date of such Change in Control the Participant ceases to be an Eligible Individual by reason of the Participant’s Termination by his employer or principal without Cause or Participant’s termination of employment with Good Reason, then the RSUs granted hereunder that have not yet vested, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall vest as of the Participant’s Termination Date.
6.    The RSUs granted hereunder, any amounts notionally credited in the Participant’s Dividend Equivalent Accounts, and any securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts are not transferable by the Participant otherwise than by will or by the laws of descent and distribution.
7.    If the Participant is or becomes subject to the terms of the Company’s Compensation Recovery Policy (the “Policy”), as such Policy may be amended from time to time, including amendments adopted in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder, then the RSUs granted hereunder shall also be subject to such Policy. Accordingly, if the Board determines that recovery of compensation under such Policy is due, then the RSUs granted hereunder shall automatically terminate and be forfeited effective on the date of such determination and all shares of Common Stock acquired by the Participant pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such stock or securities.
8.    All notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Secretary of the Company or mailed to 333 North Central Avenue, Phoenix, Arizona 85004, addressed to the attention of the Secretary; and, if to the Participant, shall be delivered personally or mailed to the Participant at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
9.    This Agreement is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, except that any such amendment of the Plan that would materially impair the rights of the Participant hereunder may not be made without the Participant’s consent. The Committee may amend this Agreement at any time in any manner that is not inconsistent with the terms of the Plan and that will not result in the application of Section 409A(a)(1) of the Code. Notwithstanding the foregoing, no such amendment may materially impair the rights of the Participant hereunder without the Participant’s consent. Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Participant.
10.    The Participant is required to satisfy any obligation in respect of withholding or other payroll taxes resulting from the vesting of any RSU granted hereunder or the payment of any securities, cash, or property hereunder, in accordance with procedures established by the

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Committee, as a condition to receiving any securities, cash payments, or property resulting from the vesting of any RSU or otherwise.
11.    Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment relationship with the Company or any of its Subsidiaries at any time.
12.    As used in this Agreement, the following terms shall have the meanings set forth below.
(a)“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine); (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee; (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds; (iv) the failure of the Participant to carry out a directive of his superior, employer or principal; or (v) the breach of the Participant of the terms of his engagement.
(b)Change in Control.
(i)For purposes of this Agreement, “Change in Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):
(A)the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 12(b)(i)(A), the following will not constitute a Change in Control:
(1)any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change in Control under Section 12(b)(i)(C) hereof) of Common Stock directly from the Company,
(2)any acquisition of Common Stock by the Company or its subsidiaries,
(3)any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or
(4)any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change in Control under Section 12(b)(i)(C) hereof; or
(B)individuals who as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to

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the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(C)the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:
(1)    the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company, and
(2)    no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Company or any subsidiary of the Company) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Company or 30% or more of the combined voting power of the then outstanding voting securities of the Company, and
(3)    at least a majority of the members of the board of directors of the Company were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or
(D)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(ii)As used in this Section 12(b), the following terms have the meanings indicated:
(A)    Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.
(B)    Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.
(C)    Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

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(D)    Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.
(E)    Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.
(F)    Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Common Stock.
(c)“Disability” shall have occurred if the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
(d)“Fair Market Value” shall, with respect to a share of Common Stock, a Subsidiary security, or any other security, have the meaning set forth in the Freeport-McMoRan Copper & Gold Inc. Policies of the Committee applicable to the Plan, and, with respect to any other property, mean the value thereof determined by the board of directors of the Company in connection with declaring the dividend or distribution thereof.
(e)“Good Reason” shall mean either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary as of the day immediately preceding the Change in Control or (ii) the Company’s requiring Participant to be based at any office or location more than 50 miles from Participant’s principal office or location as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. The foregoing to the contrary notwithstanding, if at any time the Participant is subject to an effective employment or change in control agreement with the Company or an Affiliate (as defined in Section 12(b)), then, in lieu of the foregoing definition, “Good Reason” shall at that time have such meaning as may be specified in such other agreement.

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(f)“Key Employee” shall mean any employee who meets the definition of “key employee” as defined in Section 416(i) of the Code.
13.    Unless the Participant has been granted the right to defer the receipt of the Shares issuable in respect of the RSUs, the RSUs granted hereunder are intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Code, and shall be interpreted, construed and administered in accordance with such exception. If it is determined that the RSUs do not qualify for an exemption from Section 409A of the Code, then in the event vesting is accelerated pursuant to Section 5 and the Participant is a Key Employee, a distribution of Shares issuable to the Participant, all amounts notionally credited to the Participant’s Dividend Equivalent Account, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account due the Participant upon the vesting of the RSUs shall not occur until six months after the Participant’s Termination Date, unless the Participant’s Termination is due to death. Notwithstanding any provision to the contrary herein, all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code.
14.    The Company may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Participant does not accept the terms of this Agreement, the RSUs are subject to cancellation.
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By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan or this Agreement.
PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

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